Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 17, 2020, with respect to the consolidated financial statements of TerraForm Power, Inc., and the effectiveness of internal control over financial reporting of TerraForm Power, Inc., included in Amendment No. 1 of the Annual Report on Form 20-F of Brookfield Renewable Partners L.P. for the year ended December 31, 2019 incorporated by reference in this Amendment No.1 to the Registration Statement on Form F-3 and the related prospectus of Brookfield Renewable Partners L.P. dated June 22, 2020 for the registration of its Limited Partnership Units.

/s/ Ernst & Young LLP

New York, New York

June 22, 2020